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                                                              EXHIBIT 99.(11)(b)


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to the Registration Statement (No. 33-4296) on Form N-1A of our report dated August 5, 2003 relating to the financial statements and financial highlights which appear in the June 30, 2003 Annual Reports to Shareholders of the State Street Research Mid-Cap Value Fund, State Street Research Large-Cap Value Fund and the State Street Research Global Resources Fund (each a series of State Street Research Equity Trust), which reports are also incorporated by reference in the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/Deloitte & Touche LLP
Boston, Massachusetts
October 29, 2003